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                                                                                                            OMB APPROVAL
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                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION             OMB Number:  3235-0104
FORM 3                                                Washington, D.C. 20549                          Expires:  September 30, 1998
                                                                                                      Estimated average burden
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          hours per response.......0.5


                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
(Print or Type Responses)      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person* 2. Date of Event Re-   4. Issuer Name and Ticker or Trading
                                            quiring Statement      Symbol
Goldberg, Rosalie                           (Month/Day/Year)    ML Media Partners, L.P.

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 (Last)          (First)        (Middle)        11/5/99         5. Relationship of Reporting person(s)      6. If Amendment, Date of
                                         ----------------------    to Issuer
225 Liberty Street                       3. IRS or Social          (Check all applicable)                      Original Amendment
                                                                                                               (Month/Date/Year)
-----------------------------------------   Security Number of  ___ Director           ____ 10% Owner
                (Street)                    Reporting Person                                                ------------------------
                                            (Voluntary)         _X__ Officer (give     ____ Other (Specify  7. Individual or Joint/
                                                                              title                below)      Group Filing (Check
                                                                              below)                           Applicable)
New York, NY 10080                                              Vice President of the GP (ML Media              __Form filed by One
                                                                Management Inc.)                                  Reporting Person
-----------------------------------------                                                                       __Form filed by More
(City)          (State)         (Zip)                                                                             than One Reporting
                                                                                                                  Person
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                                                                   Table -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                                   2. Amount of Securities          3. Ownership       4. Nature of Indirect
   (Instr. 4)                                             Beneficially Owned               Form:  Direct      Beneficial Ownership
                                                          (Instr. 4)                       (D) or             (Instr. 5)
                                                                                           Indirect
                                                                                           (I)  (Instr.
                                                                                           5)
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Limited Partnership Units
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (7-96)


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Form 3 (continued) Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities

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1. Title of Derivative Security  2.  Date Exer-   3.  Title and Amount of Securities         4.Conver-    5.Owner-     6. Nature of
   (Instr. 4)                        cisable and      Underlying                               sion or      ship          Indirect
                                     Expiration       Derivative Security                      Exercise     Form of       Beneficial
                                     Date             (Instr. 4)                               Price of     Deriv-        Ownership
                                                                                               Deri-        ative         (Instr.
                                     (Month/Day/Year)                                          vative       Security:     5)
                                 -----------------------------------------------------------   Security     Direct
                                 Date     Expira-                                   Amount                  (D) or
                                 Exer-    tion                                      of                      Indirect
                                 cisable  Date                   Title              Number                  (I)
                                                                                    of                      (Instr.
                                                                                    Shares                  5)
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Explanation of Responses:



                                                                        ------------------------------------          --------------
** Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person                 Date
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      See Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (7-96)
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